EXHIBIT 16.1

May 5, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by First Priority Tax Solutions Inc., which were filed with the Commission pursuant to Item 4.01 of the Company's Current Report on Form 8-K dated May 5, 2016 and filed on May 5, 2016. We agree with the statements in Item 4.01 of such Form 8-K concerning our firm.

Very truly yours,

By:	/s/ Li and Company, PC
Li and Company, PC